Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
Michael J. Shea	James Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports Fourth-Quarter, Year-End 2003 Financial Results

Company Reports 33 Percent Increase in Net Income in Fourth Quarter

CAMBRIDGE, MA, February 19, 2004 - Mac-Gray Corporation (NYSE: TUC), a leading provider of innovative laundry facilities management services, and energy-efficient MicroFridge® appliances, to multi-housing locations such as apartment properties, condominiums, military housing, hotels, and the largest provider of such services to college and university residence halls, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003.

Mac-Gray reported fourth-quarter revenue of $40.4 million, compared with fourth-quarter 2002 revenue of $39.6 million, an increase of two percent.  Fourth quarter 2003 revenue does not include revenue from the recent transaction with Web Service Company.  Net income for the quarter increased 33 percent to $1.6 million, or $0.12 per diluted share, compared with $1.2 million, or $0.10 per diluted share, for the quarter ended December 31, 2002.

For the twelve months ended December 31, 2003, revenue was $149.7 million, essentially flat with revenue of $150.4 million for 2002.  Net income for 2003 rose 41 percent to $4.1 million, or $0.32 per diluted share, compared with $2.9 million, or $0.23 per diluted share, for the prior year.  Net income for the year ended December 31, 2003 included a pre-tax charge recorded in the second quarter of $381,000, or $0.02 per diluted share after tax, for the early extinguishment of debt incurred with the refinancing of the Company’s bank debt, and also included a pre-tax gain of $836,000, or $0.04 per diluted share after tax, for the sale of lease receivables in the third quarter.  Excluding these items, net income for 2003 would have been $3.6 million, or $0.29 per diluted share.  Net income for the year ended December 31, 2002 included a charge recorded in the first quarter of 2002 of $906,000, or $0.07 per diluted share after tax.  Excluding this charge, which was required to comply with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” earnings for 2002 would have been $3.8 million, or $0.30 per diluted share.

Comments on the Fourth Quarter and Fiscal Year, 2003

“Our core laundry facilities management services business continued to demonstrate the dependability of our business model by posting increases in revenue of approximately one percent for the quarter and the year, despite continued historically high apartment vacancy rates,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer.  “Laundry facilities management revenue grew to a fourth-quarter record of $27.9 million and to $104.8 million for the year, also a record.  We enhanced this business during the year by adding new accounts, retaining more than 96 percent of existing accounts up for renewal, and continuing to install card-operated facilities whenever possible.

“During the latter half of 2003, we introduced four new products, based upon proprietary technology, that are designed to help our core business retain a leadership position in the industry.  PrecisionWash™, LaundryView™, LaundryLinx™, and TechLinx™ are part of Mac-Gray’s Intelligent Laundry Solutions™ suite of innovative, timesaving and cost-effective laundry products.  In addition to distinguishing Mac-Gray from the competition, these innovations have created opportunities to enhance service, reduce operating expenses and generate incremental revenue.

“Our laundry equipment sales division posted fourth-quarter revenue of $5.1 million, an increase of six percent from fourth-quarter 2002.  For the full-year 2003 revenue was $17.3 million, or one per cent higher than prior year.  Based on what we saw in the second half of the year, we remain confident that if the economy continues to improve, this division will benefit accordingly.

“Our MicroFridge® division posted fourth-quarter revenue of $6.0 million, an increase of 15 percent from a year earlier. For the year the division had revenue of $22.4 million, off five percent from 2002.  The fourth-quarter performance was driven by the government sector, where sales increased 63 percent over last year, as funding for military housing became available.  Full-year 2003 sales for this sector were 15 percent higher than 2002.  In the hotel/motel sector, we experienced a 13 percent decrease in fourth quarter 2003 sales; however, full-year 2003 sales increased by one percent.  We believe the quarterly shortfall reflected timing differences in orders shipped and that our full-year performance was a better indicator of the current market.  The academic sector continued to suffer from lower expenditures on student housing amenities.  Despite an increase in fourth quarter sales of 27%, this sector’s year-over-year sales were down 36%.

“A strong contributor to the increased profitability for both the quarter and the year was the decrease in interest expense that resulted from reduced debt levels as well as a new bank facility with attractive terms that became effective during the second quarter. On the strength of the predictable cash flow of our core business, we once again produced more cash than we used in operations.  We ended 2003 with $6.0 million less debt than we had at the beginning, even after spending approximately $17 million on growing the businesses, principally for new and renegotiated laundry facilities contracts.  Our new bank facility also helped to lower Mac-Gray’s interest expense, compared to 2002, by $500,000 for the fourth quarter and $1.8 million for the year.

“Mac-Gray ended the year with a strong balance sheet, resulting from our commitment to increase cash flow.  The improvement in our debt level was also helped by our third-quarter sale of lease receivables to a financing company, when we were able to apply the $3.3 million in proceeds to reduce debt,” said MacDonald.

Comments on Outlook

“For several years, our goal has been to position the Company for growth through acquisitions in our core business when opportunities became available. By focusing our attention on weathering the difficulties of the recent economy, managing expenditures, and reducing debt, Mac-Gray was in a position to successfully complete the Web Service Company acquisition we announced in January.  The transaction, which included the purchase of assets and laundry facility contracts located in 13 eastern and southeastern states and the District of Columbia, was the largest acquisition in the Company’s history.  Integration of the acquisition has begun, and is expected to be largely concluded by the end of the third quarter.

“The acquisition enhances Mac-Gray’s short-term outlook because it is expected to produce approximately $29 million in incremental annual revenue and is expected to be immediately accretive,” said MacDonald.  “The transaction also improves our outlook over the longer term by giving us greater density in existing markets, opening a new market and increasing our overall position in the eastern U.S.  We look forward to considering other acquisition opportunities as they become available.

“The outlook for organic growth in our laundry facilities management division and our appliance sales is tied to improvement in employment and apartment occupancy in our key markets, the confidence of customers to make capital commitments and their ability to obtain financing.  We expect to continue to invest in technology, and as applications of our Intelligent Laundry Solutions™ take hold, we should begin to realize cost savings and incremental revenues.

“The outlook for our MicroFridge® division is tied to the continued release of government dollars for military housing, the success of new sales channels we are using to target the college market, and our ability to penetrate the higher end hotel market as well as the extended stay market.”

About the Financial Results Conference Call

Mac-Gray plans to broadcast its fourth-quarter and year-end 2003 financial results conference call over the Internet today at 10:00 a.m. ET.  During the call, Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s quarterly financial results and review business and operating highlights from the quarter and the year.  Investors are invited to participate in the conference call, by dialing (800) 289-0468 or (913) 981-5517.  To listen to the webcast, visit the Investor Relations section of the Company’s website at www.macgray.com at least 15 minutes prior to today’s broadcast.

About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, colleges and university residence halls, condominiums, and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premise for a fixed term, which is generally seven to ten years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 35,000 multiple housing laundry rooms located in the northeastern, midwestern, and southeastern United States, and the District of Columbia.  Mac-Gray also sells, services, and leases commercial laundry equipment to commercial laundromats and institutions.

Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, military bases, hotels, and assisted living facilities.  MicroFridge® has also entered into agreements with Maytag Corporation to market Maytag’s Magic Chef, Amana and Maytag lines of home appliances throughout the U.S.  MicroFridge® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the business acquired from Web Service Co., the risk that the Company will incur unanticipated costs to integrate the acquired business, and those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts; Unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenue	$40,358	$39,575	$149,656	$150,368
Cost of revenue:
Cost of route revenues	19,228	19,992	73,829	74,258
Depreciation and amortization	4,243	4,127	16,723	16,501
Cost of products sold	7,607	7,089	27,797	27,197
Total cost of revenue	31,078	31,208	118,349	117,956

Operating expenses:
Selling, general and administration expenses	5,839	5,235	21,960	21,681
Loss on early extinguishment of debt	—	—	381	—
Total operating expenses	5,839	5,235	22,341	21,681

Income from operations	3,441	3,132	8,966	10,731

Interest and other expenses, net	654	1,169	2,662	4,390
Gain on sale of lease receivables	—	—	836	—
Income before provision for income taxes and effect of change in accounting principle	2,787	1,963	7,140	6,341
Provision for income taxes	1,189	741	3,036	2,567
Net income before effect of change in accounting principle	1,598	1,222	4,104	3,774

Effect of change in accounting principle – net of taxes	—	—	—	(906)
Net income	$1,598	$1,222	$4,104	$2,868
Net income per common share before effect of change in accounting principle – basic	$0.13	$0.10	$0.32	$0.30
Net income per common share before effect of change in accounting principle – diluted	$0.12	$0.10	$0.32	$0.30
Net income per common share – basic	$0.13	$0.10	$0.32	$0.23
Net income per common share – diluted	$0.12	$0.10	$0.32	$0.23
Weighted average common shares outstanding – basic	12,565	12,674	12,635	12,661
Weighted average common shares outstanding – diluted	12,817	12,675	12,741	12,664

MAC-GRAY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$5,296	$5,016
Trade receivables, net	9,067	7,670
Inventory	4,858	6,186
Prepaid route rent and other current assets	10,466	8,662
Total current assets	29,687	27,534

Property, plant and equipment, net	76,621	74,928
Intangible assets, net	45,289	45,739
Prepaid route rent and other assets	10,408	14,178
Total assets	$162,005	$162,379

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,619	$8,850
Accounts payable and accrued expenses	19,816	20,007
Deferred rental revenues and customer deposits	1,005	1,278
Total current liabilities	24,440	30,135

Long-term debt and capital lease obligations	47,254	47,975
Other liabilities	862	2,760
Deferred income tax liabilities	20,720	17,821
Total liabilities	93,276	98,691

Stockholders’ equity:
Common stock	134	134
Additional paid in capital	68,561	68,540
Accumulated other comprehensive loss	(372)	(1,723)
Retained earnings	9,439	5,805
Treasury stock	(9,033)	(9,068)
Total stockholders’ equity	68,729	63,688
Total liabilities and stockholders’ equity	$162,005	$162,379